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                                                      EXHIBIT 11.1

                                    POLYCOM, INC.

                           COMPUTATION OF NET INCOME (LOSS)
                        PER COMMON AND COMMON EQUIVALENT SHARE
                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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                                                              Three Months Ended        Nine Months Ended
                                                            ---------------------     ----------------------
                                                            Sept. 30,    Sept. 30,    Sept. 30,    Sept. 30,
                                                               1997         1996         1997         1996
                                                             --------     --------     --------     --------
PRIMARY & FULLY DILUTED
  Weighted average common shares outstanding                   19,105       18,831       19,053       11,676
  Common equivalent shares from options and warrants              624          514            0          341
  Common equivalent shares from common stock
    subject to repurchase (2)                                      54          488            0          564
  Common equivalent shares from convertible
    redeemable preferred stock and warrants                         0            0            0        5,329
  Common equivalent shares from options and
    convertable redeemable preferred stock (1)                      0            0            0          747
                                                             --------     --------     --------     --------

     Total shares                                              19,783       19,833       19,053       18,657
                                                             --------     --------     --------     --------
                                                             --------     --------     --------     --------

Net income / (loss):
  Amount                                                     $     14     $    425    $  (1,072)    $    948

  Per share                                                  $      -     $   0.02    $   (0.06)    $   0.05

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(1) Pursuant to the requirements of the Securities and Exchange Commission, common equivalent shares relating to stock options, using the treasury stock method and the initial public offering price of $9.00 per share, and common equivalent shares from convertible redeemable preferred stock using the if-converted method issued during the twelve months period prior to the initial public offering are included in the computation for the three month period and nine month period ended September 30, 1996.

(2) Common stock issued under a stock option plan which are subject to repurchase are excluded from shares issued in the computation of net loss per share for the nine months ended September 30, 1997 as their effect is antidilutive.

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